MADISON SQUARE GARDEN ENTERTAINMENT CORP. REPORTS
FISCAL 2025 THIRD QUARTER RESULTS

FY25 Third Quarter Revenues of $242.5 Million, Up 6% Versus the Prior Year Quarter
FY25 Third Quarter Operating Income of $27.3 Million, an Increase of 63% Year-Over-Year
FY25 Third Quarter AOI of $57.9 Million(1), Up 50% Versus the Prior Year Quarter
$40 Million in MSGE Class A Shares Repurchased in FY2025 Year-To-Date, Including $15 Million in March

NEW YORK, N.Y., May 6, 2025 - Madison Square Garden Entertainment Corp. (NYSE: MSGE) (“MSG Entertainment” or the “Company”) today reported financial results for the fiscal third quarter ended March 31, 2025.

The fiscal 2025 third quarter was highlighted by a diverse slate of live entertainment events held across the Company’s portfolio of venues, which – in addition to concerts – included special events, family shows and marquee sports, as well as the conclusion of this year’s record-setting Christmas Spectacular run in January. During the quarter, the New York Knicks (“Knicks”) and New York Rangers (“Rangers”) continued their 2024-25 regular seasons at the Madison Square Garden Arena (“The Garden”). In addition, in March, the Company repurchased approximately $15 million of its Class A common stock, bringing total share repurchases in fiscal 2025 to approximately $40 million.

For the fiscal 2025 third quarter, the Company reported revenues of $242.5 million, an increase of $14.2 million, or 6%, as compared to the prior year quarter. In addition, the Company reported operating income of $27.3 million, an increase of $10.5 million, or 63%, and adjusted operating income of $57.9 million, an increase of $19.3 million, or 50%, both as compared to the prior year quarter.(1)

Executive Chairman and CEO James L. Dolan said, “Our third quarter results reflect continued strong consumer and corporate demand as well as a wide variety of live events across our venues. We remain on track to deliver solid adjusted operating income growth this fiscal year and believe we are well-positioned to drive long-term value for our shareholders.”
Results for the Three and Nine Months Ended March 31, 2025 and 2024:

	Three Months Ended				Nine Months Ended
	March 31,		Change		March 31,		Change
$ millions	2025	2024	$	%	2025	2024	$	%
Revenues	$242.5	$228.3	$14.2	6%	$788.6	$773.2	$15.4	2%
Operating Income	$27.3	$16.8	$10.5	63%	$147.8	$120.8	$27.0	22%
Adjusted Operating Income (1)	$57.9	$38.5	$19.3	50%	$223.8	$198.4	$25.4	13%
Note: Amounts may not foot due to rounding. NM - Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are not considered meaningful.
(1) See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Entertainment Offerings, Arena License Fees and Other Leasing
Fiscal 2025 third quarter revenues from entertainment offerings of $160.2 million increased $14.0 million, or 10%, as compared to the prior year period, primarily due to higher revenues subject to the sharing of economics with MSG Sports pursuant to the Arena License Agreements, an increase in revenues from the Christmas Spectacular production and higher revenues from venue-related sponsorship, signage and suite licenses fees, partially offset by lower-event related revenues.

•Revenues subject to the sharing of economics with MSG Sports pursuant to the Arena License Agreements increased $6.2 million, primarily due to higher suite license fee revenues (excluding those retained by MSG Entertainment) as compared to the prior year quarter.
•Revenues from the Christmas Spectacular production increased $4.9 million, primarily due to higher ticket-related revenues, which reflected higher per-show revenue and, to a lesser extent, five additional performances as compared to the prior year quarter.
•Revenues from venue-related sponsorship, signage and suites increased $4.6 million, primarily due to higher suite license fee revenues (excluding those shared with MSG Sports pursuant to the Arena License Agreements) as compared to the prior year quarter.
•Event-related revenues decreased $3.6 million, primarily due to lower revenues from concerts, partially offset by higher revenues from other live entertainment and sporting events held at the Company's venues. The decrease in revenues from concerts mainly reflects lower per-concert revenues, primarily due to a shift in the mix of events at The Garden from promoted events to rentals, and a decrease in the number of concerts at the Company’s venues, both as compared to the prior year quarter. The increase in revenues from other live entertainment and sporting events primarily reflects higher per-event revenues and an increase in the number of events at the Company’s venues.

Fiscal 2025 third quarter arena license fees and other leasing revenues of $36.4 million decreased $0.3 million, or 1%, as compared to the prior year period, due to a combined two fewer Knicks and Rangers games played at The Garden in the current year period, mostly offset by an increase in other leasing revenues.

Fiscal 2025 third quarter direct operating expenses associated with entertainment offerings, arena license fees and other leasing of $108.0 million decreased $5.0 million, or 4%, as compared to the prior year quarter, primarily due to lower event-related expenses and venue operating costs, partially offset by an increase in expenses related to the sharing of economics with MSG Sports pursuant to the Arena License Agreements.

•Event-related expenses decreased $9.0 million, mainly due to lower per-concert expenses, primarily due to a shift in the mix of events at The Garden from promoted events to rentals and, to a lesser extent, a decrease in the number of concerts at the Company’s venues. This decrease was partially offset by higher expenses for other live entertainment and sporting events, primarily due to higher per-event expenses and an increase in the number of events at the Company’s venues.
•Venue operating costs decreased $2.2 million, primarily due to lower employee compensation and benefits and other cost decreases.
•Expenses associated with the sharing of economics with MSG Sports pursuant to the Arena License Agreements increased $6.6 million, primarily due to higher expenses incurred as a result of the increase in suite license fee revenues.

Food, Beverage and Merchandise
Fiscal 2025 third quarter food, beverage and merchandise revenues of $45.8 million increased $0.4 million, or 1%, as compared to the prior year period. The increase was primarily due to (i) higher food and beverage sales at other live entertainment and sporting events due to an increase in the number of events at the Company’s venues and higher per-event revenue, partially offset by (ii) lower food and beverage sales at concerts, primarily due to a decrease in the number of concerts at the Company’s venues, both as compared to the prior year period.

Fiscal 2025 third quarter food, beverage and merchandise direct operating expenses of $30.9 million increased $1.9 million, or 6%, as compared to the prior year period. The increase was primarily due to higher food and beverage costs at other live entertainment and sporting events at the Company’s venues, partially offset by a decrease in food and beverage costs at concerts at the Company’s venues.

Selling, General and Administrative Expenses
Fiscal 2025 third quarter selling, general and administrative expenses of $52.1 million decreased $1.8 million, or 3%, as compared to the prior year period. This decrease was primarily due to lower employee compensation and related benefits, partially offset by other net cost increases.

Operating Income and Adjusted Operating Income
Fiscal 2025 third quarter operating income of $27.3 million increased $10.5 million, or 63%, as compared to the prior year period, primarily due to higher revenues and, to a lesser extent, lower direct operating expenses and lower restructuring charges, partially offset by an increase in impairment of long-lived assets. Fiscal 2025 third quarter adjusted operating income of $57.9 million increased $19.3 million, or 50%, as compared to the prior year quarter, primarily due to higher revenues and, to a lesser extent, lower direct operating expenses and lower selling, general and administrative expenses.
Other Matters
During the fiscal 2025 third quarter, the Company repurchased 436,008 shares of MSGE Class A common stock at an average price of $33.70 per share, excluding excise tax, for a total of approximately $15 million.

For fiscal 2025 year-to-date, the Company has repurchased 1,117,601 shares of MSGE Class A common stock at an average price of $35.52 per share for approximately $40 million. Since the Company was spun off from Sphere Entertainment Co. in April 2023, the Company has repurchased 5,482,968 shares of MSGE Class A common stock for an aggregate purchase price of approximately $180 million. The Company has approximately $70 million remaining under its existing share repurchase authorization.
About Madison Square Garden Entertainment Corp.
Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment, delivering unforgettable experiences while forging deep connections with diverse and passionate audiences. The Company’s portfolio includes a collection of world-renowned venues – New York’s Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, and Beacon Theatre; and The Chicago Theatre – that showcase a broad array of sporting events, concerts, family shows, and special events for millions of guests annually. In addition, the Company features the original production, the Christmas Spectacular Starring the Radio City Rockettes, which has been a holiday tradition for more than 90 years. More information is available at www.msgentertainment.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) depreciation, amortization and impairments of property and equipment, goodwill and other long-lived assets, including right of use assets and related lease costs, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits, (iv) merger, spin-off, and acquisition-related costs, including merger-related litigation expenses, (v) gains or losses on sales or dispositions of businesses and associated settlements, (vi) the impact of purchase accounting adjustments related to business acquisitions, (vii) amortization for capitalized cloud computing arrangement costs and (viii) gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger, spin-off, and acquisition-related transaction costs, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles, gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the executive deferred compensation plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).

We exclude impairments of long-lived assets, including right-of-use assets and related lease costs, as these expenses do not represent core business operating results of the Company. We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of the Company on a consolidated and combined basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.
Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #
Contacts:

Ari Danes, CFA Senior Vice President, Investor Relations, Financial Communications & Treasury Madison Square Garden Entertainment Corp. (212) 465-6072	Justin Blaber Vice President, Financial Communications Madison Square Garden Entertainment Corp. (212) 465-6109
Grace Kaminer Vice President, Investor Relations & Treasury Madison Square Garden Entertainment Corp. (212) 631-5076	Sarah Rothschild Senior Director, Investor Relations & Treasury Madison Square Garden Entertainment Corp. (212) 631-5345
Conference Call Information:
The conference call will be Webcast live today at 10:00a.m. ET at investor.msgentertainment.com
Conference call dial-in number is 888-660-6386 / Conference ID Number 8020251
Conference call replay number is 800-770-2030 / Conference ID Number 8020251 until May 13, 2025
Investor presentation available at investor.msgentertainment.com/events-and-presentations

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2025	2024	2025	2024
Revenues
Revenues from entertainment offerings	$160,214	$146,221	$593,571	$581,025
Food, beverage, and merchandise revenues	45,808	45,380	124,104	127,379
Arena license fees and other leasing revenue	36,443	36,712	70,921	64,787
Total revenues	242,465	228,313	788,596	773,191
Direct operating expenses
Entertainment offerings, arena license fees, and other leasing direct operating expenses	(107,995)	(112,997)	(358,755)	(375,786)
Food, beverage, and merchandise direct operating expenses	(30,875)	(29,024)	(74,898)	(70,673)
Total direct operating expenses	(138,870)	(142,021)	(433,653)	(446,459)
Selling, general, and administrative expenses	(52,112)	(53,945)	(155,047)	(151,156)
Depreciation and amortization	(14,372)	(13,182)	(42,336)	(39,972)
Impairment of long-lived assets	(9,700)	—	(9,700)	—
Restructuring charges	(84)	(2,362)	(14)	(14,803)
Operating income	27,327	16,803	147,846	120,801
Interest income	710	341	1,447	2,275
Interest expense	(11,800)	(14,425)	(38,798)	(43,761)
Other (expense) income, net	(949)	78	(2,763)	(1,545)
Income from operations before income taxes	15,288	2,797	107,732	77,770
Income tax expense	(7,252)	(2)	(43,124)	(397)
Net income	$8,036	$2,795	$64,608	$77,373

Earnings per share attributable to MSG Entertainment’s stockholders:
Basic	$0.17	$0.06	$1.34	$1.59
Diluted	$0.17	$0.06	$1.33	$1.58

Weighted-average number of shares of common stock:
Basic	47,955	48,109	48,171	48,675
Diluted	48,271	48,447	48,445	48,883

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(in thousands)
(Unaudited)

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release:

•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets.
•Impairment of long-lived assets. This adjustment eliminates the impairment of long-lived assets, including right of use assets and related lease costs.
•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the Company’s Employee Stock Plan and the Company’s Non-Employee Director Plan.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to certain corporate executives and employees.
•Merger, spin-off, and acquisition-related costs. This adjustment eliminates costs related to mergers, spin-offs and acquisitions, including merger-related litigation expenses.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan.

	Three Months Ended March 31,		Nine Months Ended March 31,
$ thousands	2025	2024	2025	2024
Operating income	$27,327	$16,803	$147,846	$120,801
Depreciation and amortization	14,372	13,182	42,336	39,972
Impairment of long-lived assets	9,700	—	9,700	—
Share-based compensation (excluding share-based compensation included in restructuring charges)	6,250	5,611	21,834	19,561
Restructuring charges	84	2,362	14	14,803
Merger, spin-off, and acquisition-related costs	—	—	1,361	2,035
Amortization for capitalized cloud computing arrangement costs	183	388	552	836
Remeasurement of deferred compensation plan liabilities	(45)	191	149	389
Adjusted operating income	$57,871	$38,537	$223,792	$198,397

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(Unaudited)

	March 31, 2025	June 30, 2024
ASSETS
Current Assets:
Cash, cash equivalents, and restricted cash	$89,474	$33,555
Accounts receivable, net	84,507	77,259
Related party receivables, current	31,857	17,469
Prepaid expenses and other current assets	101,756	90,801
Total current assets	307,594	219,084
Non-Current Assets:
Property and equipment, net	626,982	633,533
Right-of-use lease assets	489,757	388,658
Goodwill	69,041	69,041
Indefinite-lived intangible assets	63,801	63,801
Deferred tax assets, net	41,327	68,307
Other non-current assets	140,910	110,283
Total assets	$1,739,412	$1,552,707
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued and other current liabilities	$175,470	$203,750
Related party payables, current	73,810	42,506
Long-term debt, current	28,438	16,250
Operating lease liabilities, current	28,979	27,736
Deferred revenue	230,873	215,581
Total current liabilities	537,570	505,823
Non-Current Liabilities:
Long-term debt, net of deferred financing costs	577,409	599,248
Operating lease liabilities, non-current	569,763	427,014
Other non-current liabilities	45,144	43,787
Total liabilities	1,729,886	1,575,872
Commitments and contingencies
Equity (Deficit):
Class A Common Stock (a)	460	456
Class B Common Stock (b)	69	69
Additional paid-in-capital	40,184	33,481
Treasury stock at cost (5,483 and 4,365 shares outstanding as of March 31, 2025 and June 30, 2024, respectively)	(180,204)	(140,512)
Retained earnings	180,211	115,603
Accumulated other comprehensive loss	(31,194)	(32,262)
Total equity (deficit)	9,526	(23,165)
Total liabilities and equity	$1,739,412	$1,552,707
_________________
(a) Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 46,031 and 45,556 shares issued as of March 31, 2025 and June 30, 2024, respectively.
(b) Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares issued as of March 31, 2025 and June 30, 2024.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
SELECTED CASH FLOW INFORMATION
(in thousands)
(Unaudited)

	Nine Months Ended
	March 31,
	2025	2024
Net cash provided by operating activities	$142,308	$111,054
Net cash used in investing activities	(19,379)	(72,625)
Net cash used in financing activities	(67,010)	(94,476)
Net increase (decrease) in cash, cash equivalents, and restricted cash	55,919	(56,047)
Cash, cash equivalents, and restricted cash, beginning of period	33,555	84,355
Cash, cash equivalents, and restricted cash, end of period	$89,474	$28,308